Exhibit 10.03

AMENDMENT NO. 1

TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 1 dated as of January 24, 2005 (“Amendment”) is by and between Leslie’s Poolmart, Inc. (“LPM”) and Lawrence H. Hayward (“Mr. Hayward”).

R E C I T A LS

WHEREAS, LPM and Mr. Hayward entered into that Amended and Restated Employment Agreement dated as of November 21, 2003 (the “Agreement”) setting forth the terms and provisions of Mr. Hayward’s employment with LPM as its Chief Executive Officer.

WHEREAS, LPM has entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated January 7, 2005.

WHEREAS, to revise certain terms set forth in the Agreement and to confirm the parties understanding with respect to the transactions contemplated by the Merger Agreement, the parties hereto desire to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company and Mr. Hayward hereby agree as follows:

A G R E E M E N T

1. Capitalized Terms. Capitalized terms used in this Amendment and not expressly defined herein shall have the meanings given to such terms in the Agreement.

2. Waiver of Election to Terminate. LPM and Mr. Hayward agree that, without acknowledging whether a Change of Control has been/will be triggered by the Merger and notwithstanding the provisions of clause (ii) of the definition of “Good Reason” set forth in Section 3(e) of the Agreement, Mr. Hayward will not elect to terminate his employment as the result of the Merger. The foregoing waiver is solely in respect of the Merger and does not waive any right of Mr. Hayward under the Agreement in respect of any future transaction or event.

3. Amendments to the Agreement. LPM and Mr. Hayward agree to amend the Agreement in the following manner:

(a) Section 3(a) : Mr. Hayward’s current salary of $467,500 pursuant to Section 3(a) of the Agreement of shall be changed to $517,000.

(b) Section 3(c) : Mr. Hayward’s annual cash allowance of $25,000 as set forth in Section 3(c) of the Agreement shall be changed to $50,000.

(c) Section 5 The definition of “Change of Control” in section 5 is revised to read in full as follows:

“Change of Control” shall mean (i) GCP California Fund, L.P. (“GCP”) and its Affiliates (which term shall mean any entity that is controlled by the same individuals who control Leonard Green & Partners, L.P.) shall collectively dispose of a majority of the voting securities of LPM, (ii) a merger or consolidation of LPM or (iii) the sale of substantially all of the assets of LPM, in each case in a transaction or series of related transactions as a result of which a majority of the voting securities of LPM cease to be beneficially owned by GCP or any of its Affiliates.

4. Effect of Amendment. Except as expressly modified by this Amendment, all terms and provisions of the Agreement remain unmodified and in full force and effect, and shall apply with such force and effect to this Amendment, and the parties hereby expressly reserve all rights, remedies, powers and privileges contained in the Agreement.

5. Choice of Law. This Amendment will be governed, and any dispute arising hereunder will be resolved, in the manner contemplated by Section 7 of the Agreement.

6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and delivered by facsimile, each of which shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed his Amendment as of the date set forth above.

LESLIE’S POOLMART INC.

By:	/s/ Donald J. Anderson
Name:	Donald J. Anderson
Title:	Chief Financial Officer and Executive Vice President

/s/ Lawrence H. Hayward
Lawrence H. Hayward

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